Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-253297, 333-253321, and 333-157860 on Form S-3, and 333-223399 on Form S-8 of our reports dated February 24, 2022, relating to the financial statements of LXP Industrial Trust, and the effectiveness of LXP Industrial Trust’s internal control over financial reporting appearing in this Annual Report on Form 10-K of LXP Industrial Trust for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 24, 2022